Exhibit 99.2

MRC Global Announces New Board Chair

HOUSTON, November 5, 2024 (GLOBE NEWSWIRE) -- MRC Global Inc. (NYSE: MRC) announced today that its board of directors has elected Deborah G. (Debbie) Adams as its new Board Chair, effective immediately. She succeeds Robert L. (Bob) Wood, previous Chairman of the Board, who has retired from the board for personal reasons.

Rob Saltiel, President & CEO and board member of MRC Global, stated, "We are excited to announce Debbie Adams as our new Board Chair. Debbie joined our board in 2017 and has been serving as chair of the board’s Compensation & Human Capital Committee since 2022. Debbie’s extensive experience with MRC Global and her deep knowledge of the energy industry will be beneficial to our strategy and our positioning in the marketplace. On behalf of the entire Board, I welcome Debbie as our new Chair and look forward to working with her to maximize value for our shareholders.”

Mr. Saltiel continued, “We thank Bob for his many years of dedicated service to MRC Global and his counsel to the company as board director and Chairman. Among other contributions, Bob played a leadership role in the recent improvement of our capital structure with the repurchase of our convertible preferred shares and the successful issuance of our new Term Loan B. We wish Bob the very best in his future endeavors.”

More About Ms. Adams

From 2014 until 2016, Ms. Adams served on the executive leadership team at Phillips 66 as senior vice president of health, safety and environmental, projects and procurement. From 2008 – 2014, she led the midstream operations of Phillips 66 and ConocoPhillips as the division president of transportation. She has also held various leadership posts including leading the international refining business for ConocoPhillips, serving as general manager of global downstream IT systems and serving on several of ConocoPhillips’ joint venture boards. Ms. Adams served her alma mater, Oklahoma State University, as a member of the foundation board of trustees from July 2012 until June 2020 and continues to serve on the foundation board of governors. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame. Since May of 2021, Ms. Adams has served as a member of the Advisory Board for the TriCities Chapter of the National Association of Corporate Directors.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of over 200 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

Contact:
Monica Broughton
VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

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